Exhibit 99.2

NEWS RELEASE

For Immediate Release: November 10, 2010	For Further Information Contact: Media: Jan Sieving +1 832 513 1111 Investors: Mark Coscio +1 832 513 1200

CB&I HOSTS INVESTOR DAY AND PROVIDES GUIDANCE

THE WOODLANDS, Texas – November 10, 2010 – CB&I (NYSE:CBI) today hosted an Investor Day in New York City. During the meeting, the Company reiterated its 2010 New Awards and Revenue guidance, updated 2010 Earnings guidance, and provided initial 2011 guidance as follows:

2010	Earnings per share	$1.90 - $2.05

2011	New Awards	$4.5 - $5.0 billion
	Revenue	$4.3 - $4.7 billion
	Earnings per share	$2.15 - $2.40

In addition, Philip K. Asherman, President and CEO, announced that the Company expects to recommend to the Supervisory Board the resumption of its quarterly cash dividends on common stock that would be declared in connection with its regularly scheduled February 2011 Supervisory Board meeting. The record payment dates and the amount of the interim common stock dividend will be announced at that time. Previous quarterly dividends of $0.04 per common share were suspended in the first quarter of 2009 as a result of uncertainty brought on by the global financial and economic crisis.

CB&I’s Investor Day webcast is available at www.CBI.com Investor Relations/Investor Highlights.

About CB&I
CB&I designs, engineers and constructs some of the world’s largest energy infrastructure projects, providing a full spectrum of EPC solutions and proven process technologies. Drawing upon more than a century of experience and the expertise of approximately 16,000 employees worldwide, CB&I safely and reliably executes more than 600 projects a year through its three business sectors: CB&I Lummus builds upstream and downstream oil & gas projects, LNG liquefaction and regasification terminals, and a wide range of other energy related projects; CB&I Steel Plate Structures designs, fabricates and constructs storage tanks and containment vessels and their associated systems for the oil & gas, water & wastewater, mining and nuclear industries; Lummus Technology capitalizes on more than 1,500 patents and patent applications to provide process technologies and catalysts for petrochemical facilities, oil refineries and gas processing plants. For more information, visit www.CBI.com. If you would like to be added to CB&I’s news release email distribution list, visit www.CBI.com/mediacenter/newsreleases.

Forward-Looking Statement
This release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve”, “forecast”, “plan”, “propose”, “strategy”, “envision”, “hope”, “will”, “continue”, “potential”, “expect”, “believe”, “anticipate”, “project”, “estimate”, “predict”, “intend”, “should”, “could”, “may”, “might”, or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

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